Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-4 No. 333-211405) and related joint information statement/prospectus of Enersis Américas S.A. of our reports dated April 29, 2016, with respect both to the consolidated financial statements of Enersis Américas S.A. and subsidiaries at December 31, 2015 and to the effectiveness of internal control over financial reporting of Enersis Américas S.A. and subsidiaries as of December 31, 2015, included in this Annual Report (Form 20-F Amendment No. 2) for the year ended December 31, 2015.

/s/ EY Ltda.

EY Ltda.

Santiago, Chile

September 7, 2016